Exhibit D

VOTING SUPPORT AGREEMENT

This VOTING SUPPORT AGREEMENT (this “Agreement”), dated as of July 20, 2022 (this “Agreement”), by and among Dr. Zhou Pengwu, a Chinese citizen (National Identification Number: 360302195410010513), Ms. Ding Wenting, a Chinese citizen (National Identification Number: 430302196503071529, together with Dr. Zhou Pengwu, the “Sellers”), Seefar Global Holdings Limited, a company incorporated under the laws of British Virgin Islands (“Seefar”), Pengai Hospital Management Corporation, a company incorporated under the laws of British Virgin Islands (“Pengai”), Shengli Family Limited, a company incorporated under the laws of British Virgin Islands (“Shengli”), Jubilee Set Investments Limited, a company incorporated under the laws of British Virgin Islands (“Jubilee”, together Seefar, Pengai and Shengli, the “Holding Entities”), Hainan Oriental Jiechuang Investment Partnership (Limited Partnership), a company incorporated under the laws of People’s Republic of China (“Jiechuang”) and Australia Wanda International Company Limited, a company incorporated under the laws of Hong Kong (“Wanda”, together with Jiechuang, the “Investors”).

RECITALS

WHEREAS, Dr. Zhou Pengwu and Ms. Ding Wenting benefically own 22,237,744 and 15,490,692 ordinary shares respectively, par value $0.001 per share, of Aesthetic Medical International Holdings Group Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”), through Seefar, Pengai, Shengli and Jubilee (such ordinary shares beneficially owned by the Sellers, the “Owned Shares”, together with any other voting securities of the Company of which the Sellers or the Holding Entities (together, the “Seller Parties”) acquire record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”);

WHEREAS, concurrently herewith, (i) the Company, Jiechuang and certain other parties are entering into a Subscription Agreement (the “Jiechuang Agreement”), (ii) the Sellers, Wanda and certain other parties thereto are entering into a Share Purchase Agreement (the “Wanda Agreement”), (iii) the Company, the Sellers, Wanda, Jiechuang, Peak Asia Investment Holdings V Limited (“ADV”) and Beacon Technology Investment Holdings Limited are entering into a Cooperation Agreement (the “Cooperation Agreement”) whereby the Company shall deliver to ADV a warrant to purchase ordinary shares of the Company on the date of the Cooperation Agreement, and (iv) the Company, Wanda, Jiechuang, Hawyu (HK) Limited, ADV, the Sellers, Seefar and Jubilee are entering into a Shareholders Agreement (the “Shareholders Agreement”) whereby the Company shall deliver two separate warrants to purchase ordinary shares of the Company on the Closing Date (as defined therein) to Seefar and Wanda, respectively (the Shareholders Agreement, together with the Jiechuang Agreement, the Wanda Agreement and the Cooperation Agreement, the “Transaction Agreements”, and the transactions contemplated thereby, the “Proposed Transactions”); and

WHEREAS, the Seller Parties acknowledge that the execution of this Agreement is a condition of the Investors entering into the Proposed Transactions and the Transaction Agreements; and that the Investors’ are entering into the Proposed Transactions and the Transaction Agreements in reliance of the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Seller Parties and the Investors hereby agree as follows:

1.             Agreement to Vote. Before the closing of all Proposed Transactions (the “Closing”), the Seller Parties irrevocably and unconditionally agree that they shall at any meeting of the shareholders of the Company (whether annual or extraordinary and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of shareholders of the Company, (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Proposed Transactions, the adoption of the Transaction Agreements and any other matters necessary for consummation of the Proposed Transactions and the other transactions and (ii) against (A) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement contained in the Transaction Agreements, (B) any proposal or transaction that competes with Proposed Transactions, and (C) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Proposed Transactions or this Agreement.

2.             No Inconsistent Agreements. Each of the Seller Parties hereby represents, covenants and agrees that, except as contemplated by this Agreement, each of the Seller Parties (a) has not entered into, and shall not enter into at any time before the Closing, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Closing, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with their obligations pursuant to this Agreement.

3.             Representations and Warranties of the Seller Parties. The Seller Parties hereby jointly represent and warrant to the Investors as follows:

(a)            Each of the Holding Entities is the record owner of, and has good and valid title to, the Covered Shares, free and clear of liens other than as created by this Agreement. The Sellers beneficially own the Covered Shares and have sole voting power, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares, the Seller Parties do not own beneficially or of record any (i) shares or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares or voting securities of the Company other than those in the Recitals herein or (iii) options or other rights to acquire from the Company any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company. The Covered Shares are not subject to any voting trust agreement or other contract to which any Seller Party is a party restricting or otherwise relating to the voting or Transfer of the Covered Shares. Each Seller Party has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement.

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(b)            Each of Holding Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Holding Entities, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions or proceedings on the part of the Holding Entities are necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller Parties and, assuming due authorization, execution and delivery by the Investors, constitutes a legal, valid and binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with its terms, except as enforcement may be limited by applicable bankruptcy or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)            Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary on the part of the Seller Parties for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by the Seller Parties nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of the Holding Entities, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on such property or asset of any Seller Party pursuant to, any contract to which any Seller Party is a party or by which any Seller Party or any property or asset of any Seller Party is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller Party or any Seller Party’s properties or assets.

(d)           There is no action, suit, investigation, complaint or other proceeding pending against any Seller Party or, to the knowledge of the Seller Parties, threatened against any Seller Party or any other person, that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Investors of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e)            The Seller Parties understand and acknowledge that the Investors are entering into the Transaction Agreements in reliance upon the Seller Parties’ execution and delivery of this Agreement and the representations and warranties of the Seller Parties contained herein.

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4.            Certain Covenants of the Seller Parties. The Seller Parties hereby covenant and agree as follows, in each case except as otherwise approved in writing by the Investors:

(a)            Prior to the Closing, each of the Seller Parties shall not, and shall not authorize or permit its affiliates or representatives, directly or indirectly, to:

(i)              solicit, initiate, endorse, encourage or facilitate the making by any person (other than the other parties to the Transaction Agreements) of any acquisition proposal;

(ii)             enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal;

(iii)            execute or enter into any contract constituting or relating to any acquisition proposal, or approve or recommend or propose to approve or recommend any acquisition proposal or any contract constituting or relating to any acquisition proposal (or authorize or resolve to agree to do any of the foregoing actions); or

(iv)            make, or in any manner participate in a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of the shares of the Company intending to facilitate any acquisition proposal or cause shareholders of the Company not to vote to approve the Proposed Transactions or any other transaction contemplated by the Transaction Agreement.

(b)           The Seller Parties will immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any of the matters described in Section 4(a) above.

(c)            Prior to the Closing, and except as contemplated hereby, each of the Seller Parties shall not, (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling any Seller Party from performing its obligations under this Agreement. Any Transfer in violation of this provision shall be void.

5.             Disclosure. The Seller Parties hereby authorize the Investors to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Seller Parties’ identity and ownership of the Covered Shares and the nature of the Seller Parties’ obligations under this Agreement.

6.             Further Assurances. From time to time, at the request of the Investors and without further consideration, the Seller Parties shall cooperate with the Investors and take further actions as may reasonably be deemed by the Investors to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Proposed Transactions.

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7.             Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

8.             Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

9.             Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

10.           No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

11.           Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of Hong Kong, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles.

12.           Dispute Resolution.

(a)            Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (“HKIAC Rules”) in force when the Notice of Arbitration is submitted in accordance with the HKIAC Rules.

(b)            There shall be three (3) arbitrators, of whom one (1) arbitrator shall be appointed by ADV, one (1) arbitrator appointed by the Investors, and the third arbitrator shall be appointed by the two arbitrators designated by the disputing parties. If the two arbitrators designated by the disputing Parties are unable to agree upon a third arbitrator within thirty (30) days after the first two arbitrators are appointed, the third arbitrator shall be appointed by the HKIAC Council.

(c)            The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this section, including without limitation, the provisions concerning the appointment of the arbitrators, the provisions of this section shall prevail.

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(d)            In addition to the authority conferred upon the arbitral tribunal by the HKIAC Rules, the arbitral tribunal shall have the authority to order production of documents in accordance with the IBA Rules on the Taking of Evidence in International Arbitration published by International Bar Association as current on the commencement of the arbitration.

(e)            The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)             The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(g)            Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(h)            During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

13.           Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

14.           Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

15.           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

16.           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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17.           Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

18.           No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Agreement as of the date first written above.

Dr. Zhou Pengwu

Ms. Ding Wenting

[Signature Page to Voting Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Agreement as of the date first written above.

Seefar Global Holdings Limited

Name:
Title:

Pengai Hospital Management Corporation

Name:
Title:

Shengli Family Limited

Name:
Title:

[Signature Page to Voting Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Agreement as of the date first written above.

Jubilee Set Investments Limited

Name:
Title:

[Signature Page to Voting Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Agreement as of the date first written above.

Hainan Oriental Jiechuang Investment Partnership (Limited Partnership) 海南东方捷创投资合伙企业（有限合伙）

Name:
Title:

Australia Wanda International Company Limited

Name:
Title:

[Signature Page to Voting Support Agreement]